ACQUISITION AGREEMENT

By and Among

HEATWURX, INC.,

a Delaware corporation

PROCESSA THERAPEUTICS, LLC

a Delaware limited liability company

and

PROMET THERAPEUTICS, LLC

a Delaware limited liability company

dated as of

October 2, 2017

Table of Contents

ARTICLE I DEFINITIONS		4

1.01.	Definitions	4
1.02.	Rules of Construction	4

ARTICLE II THE ACQUISITION		4

2.01.	The Acquisition	5
2.02.	Purchase and Sale of Assets	5
2.03.	Closing; Closing Date; Effective Time	5
2.04.	Effect of the Acquisition	5
2.05.	Certificate of Incorporation; Bylaws	5
2.06	Directors and Officers

ARTICLE III CONVERSION OF SECURITIES		5

3.01.	Acquisition Consideration; Issuance of Securities	5
3.02.	Issuance of Certificates for HUWX Common Stock	6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6

4.01.	Organization and Standing	6
4.02.	Certificate of Formation and LLC Agreement	6
4.03.	Corporate Power	7
4.04.	Reserved	7
4.05.	Authorization	7
4.06.	No Conflict; Required Filings and Consents	7
4.07.	Financial Statements	7
4.08.	Absence of Changes	7
4.09.	Liabilities/Solvency	8
4.10.	Title to Properties and Assets; Liens	8
4.11.	Patents and Other Intangible Assets	8
4.12.	Litigation	9
4.13.	Employees	9
4.14.	Certain Transactions	9
4.15.	Material Contracts and Obligations	10
4.16.	Private Placements	10
4.17.	Brokers or Finders; Other Offers	10
4.18.	Tax Return and Payments	10
4.19.	Environmental and Safety Laws	12
4.20.	Compliance with Laws; Permits	13
4.21.	Absence of Certain Events	13
4.22.	Certain Payments	13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF HUWX		13

5.01.	Organization and Standing	13
5.02.	Charter and Bylaws	13
5.03.	Corporate Power	13
5.04.	Capitalization	13
5.05.	Authorization	14
5.06.	No Conflict; Required Filings and Consents	15
5.07.	SEC Reports and Financial Statements	15
5.08.	Title to Properties and Assets; Liens	15
5.09.	Patents and Other Intangible Assets	15

5.10.	Litigation	16
5.11.	Employees	16
5.12.	Certain Transactions	16
5.13.	Private Placement	16
5.14.	Brokers or Finders; Other Offers	16
5.15.	Environmental and Safety Laws	17
5.16.	Compliance with Laws; Permits	17
5.17.	Specific Tax Representations	17

ARTICLE VI COVENANTS		17

6.01.	Affirmative Covenants of HUWX and the Company	17
6.02.	Negative Covenants of the Company	17
6.03.	Negative Covenants of HUWX	19
6.04.	No Solicitation	20
6.05.	Notices of Certain Events; Consultation	20
6.06.	No Reverse Split	21
6.07	Access and Information	21

ARTICLE VII ADDITIONAL AGREEMENTS		21

7.01.	Meetings of Stockholders	21
7.02.	Appropriate Action; Consents; Filings	22
7.03.	Tax Treatment	23
7.04.	Public Announcements	23
7.05.	Employees	23
7.06.	Indemnification	23

ARTICLE VIII CONDITIONS		26

8.01.	Conditions to Obligations of Each Party	26
8.02.	Additional Conditions to Obligations of HUWX	26
8.03.	Additional Conditions to Obligations of the Company	27

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		27

9.01.	Termination	28
9.02.	Effect of Termination	28
9.03.	Amendment	29
9.04.	Waiver	29
9.05.	Fees, Expenses and Other Payments	29
ARTICLE X GENERAL PROVISIONS		29

10.01.	Effectiveness of Representations, Warranties and Agreements	29
10.02.	Notices	29
10.03.	Headings	30
10.04.	Severability	30
10.05.	Entire Agreement	30
10.06.	Assignment	30
10.07.	Parties in Interest	30
10.08.	Specific Performance	30
10.09.	Failure or Indulgence Not Waiver; Remedies Cumulative	30
10.10.	Governing Law; Consent Jurisdiction; Venue	31
10.11.	Waiver of Trial by Jury	31
10.12.	Counterparts	31

Exhibit A	Definitions

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of October 2, 2017 (this “Agreement”), is by and among HEATWURX, INC., a Delaware corporation (“HUWX”), PROCESSA THERAPEUTICS, LLC a Delaware Limited Liability Company wholly owned by HUWX (“SUB”) and PROMET THERAPEUTICS LLC, a Delaware limited liability company (the “Company”).

WHEREAS, The Company desires to sell to HUWX and HUWX desires to purchase from the Company, all of the properties, rights and assets owned by the Company, directly or indirectly, in whole or in part, of every type and description, real, personal or mixed, tangible and intangible, wherever located and whether or not reflected on the books of the Company (the “Contributed Assets”), including, without limitation, all technology, intellectual property, patent and patent pending technology, all rights to exploit, distribute, and derive revenue from the foregoing, and any materials or media relating to the foregoing solely in exchange for HUWX’s issuance to the Company of HUWX Common Stock.

WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, desires to make a capital contribution of the Contributed Assets to HUWX solely in exchange for HUWX Common Stock (as defined herein)  (the “Acquisition”);

WHEREAS, the respective boards of directors of HUWX and the Company have determined that the Acquisition is fair to, and in the best interests of, it and its stockholders and have approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, for federal, state and local income tax purposes, it is intended that the  transfer of the Contributed Assets, constituting the Acquisition, to HUWX and the issuance of the HUWX Common Stock qualify as a tax-free contribution of property pursuant to the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, HUWX, Sub, and Company desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01.         Definitions. Certain capitalized and other terms used in this Agreement are defined in Exhibit A hereto and are used herein with the meanings ascribed to them therein.

1.02.         Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the plural include the singular; (e) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; and (f) the terms “Article” or “Section” refer to the specified Article of Section of this Agreement.

ARTICLE II

THE ACQUISITION

2.01

The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 2.03 of this Agreement), the Company shall  transfer the Contributed Assets to HUWX, which will in turn  promptly transfer the Contributed Assets to SUB, which is intended to be a disregarded entity for federal income tax purposes  pursuant to the Plan, whereby the Contributed Assets shall continue within HUWX but owned by the SUB (the “Operating Company”).

2.02.       Purchase and Sale of Assets.  At the Closing, upon the satisfaction or waiver of all conditions precedent: (a) the Company shall sell, transfer, convey, assign and deliver the Contributed Assets to HUWX, free and clear of any and all Liens, and (b) HUWX shall issue the Issued Shares to the Company, fully paid and non-assessable and free and clear of all Liens. Notwithstanding anything to the contrary, HUWX shall assume all obligations and liabilities with respect to the Contributed Assets  The Company’s delivery to HUWX of all right, title and interest in and to the Contributed Assets, shall be deemed to occur upon HUWX’s delivery to the Company of a certificate evidencing the HUWX Common Stock, without the need of any further act by any Party. Notwithstanding the foregoing, at HUWX’s request, the Company shall promptly execute one or more further Contracts to the extent HUWX deems such execution necessary or appropriate to effectuate the intent of this Agreement.

 2.03.         Closing; Closing Date; Effective Time. The consummation of the Acquisition and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Law Offices of Aaron A. Grunfeld, 11111 Santa Monica Boulevard, Suite 1840, Los Angeles California 90025, as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, or at such other date, time and place as HUWX and the Company may agree in writing (the date of the Closing being the “Closing Date” and also known as the “Effective Time”).

2.04.         Effect of the Acquisition. At the Effective Time, the effect of the Acquisition shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall continue with, or vest in, as the case may be, HUWX and the Operating Company, and all debts, liabilities and duties of the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Operating Company.

2.05.         Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Formation and Bylaws of the SUB shall be the Certificate of Formation of the Operating Company, in each case, as in effect immediately prior to the Effective Time and shall thereafter continue to be the Certificate of Formation of the Operating Company until amended as provided therein and pursuant to Delaware Law.

2.06.         Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall enter into employment agreements on the terms and conditions set forth in such employment agreements  and shall serve in their respective offices of the Operating Company from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their resignation or removal, provided that at least one director designated by HUWX, Justin Yorke,  shall also continue as a director of HUWX and of the Operating Company for one Year following the Effective Date, until his successor is duly elected or appointed and qualified by HUWX shareholder vote.

ARTICLE III

ISSUANCE OF SECURITIES

3.01.         Acquisition Consideration; Issuance of Securities. At the Effective Time, by virtue of the Acquisition, and in exchange for the Contributed Assets,:

(a)           HUWX shall issue to the Company, immediately prior to the Effective Time  222,217,112 shares of Common Stock of HUWX  (“HUWX Common Stock”) as the Acquisition Consideration for the Contributed Assets; provided, however, that in no event shall the aggregate number of shares of HUWX Common Stock issued for the Contributed Assets exceed 90% of the outstanding shares of HUWX as determined on a fully diluted basis; provided, however, that in all cases the percentage of HUWX Common Stock issued to the Company for the Contributed Assets shall constitute “control” as defined and set forth and defined in Code sections 351 and 368(c), respectively.

(b)          The shares of HUWX Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Acquisition and such shares shall remain issued and outstanding.

3.02.         Issuance of Certificates for HUWX Common Stock.

(a)          As soon as practicable after the Effective Time, the Company shall be entitled to receive a certificate representing the number of whole shares of HUWX Common Stock that the Company has a right to receive in accordance with Section 3.01 (or at HUWX’s discretion a book-entry confirmation of such HUWX Common Stock ownership), and a cash payment in lieu of fractional shares of HUWX Common Stock, if any, in accordance with Section 3.02(c).

(b)          All shares of HUWX Common Stock issued in accordance with the terms hereof, including any cash paid in accordance with Section 3.02(c), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Contributed Assets.

(c)          No fraction of a share of HUWX Common Stock will be issued as a result of the Acquisition. In lieu of any such fractional shares that otherwise would have been issued in the Acquisition, HUWX will pay the Company an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (a) the highest bid price on date of Closing by (b) the fractional interest of a share of HUWX Common Stock to the Company would otherwise be entitled (after taking into account the value of Contributed Assets at the Effective Time).

(d)          HUWX shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company such amounts as HUWX (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by HUWX, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the  Company in respect of which such deduction and withholding was made by HUWX (or any affiliate thereof).

(e)          The certificates evidencing shares of HUWX Common Stock (or at HUWX’s discretion the book-entry confirmation of such HUWX Common Stock ownership) delivered pursuant to this Section 3.02 will bear a legend substantially in the form set forth below and containing such other information as HUWX may deem necessary or appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to HUWX that:

4.01.         Organization and Standing. The Company is a limited liability company duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

4.02.         Certificate of Formation and LLC Agreement. The Company has heretofore made available to HUWX a complete and correct copy of the Certificate of Formation and the Amended and Restated Company Agreement, as amended to date, of the Company (the “Company LLC Agreement”). The Company is not in violation in any material respect of any of the provisions of its Certificate of Formation or the Company LLC Agreement.

4.03.         Corporate Power. The Company has, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.04.        Reserved.

4.05.         Authorization. All corporate action on the part of the Company, its directors and Unitholders necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the Company’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.06.         No Conflict; Required Filings and Consents.

(a)          Assuming that the Approvals, filings and notifications described in Section 4.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Certificate of Formation or the Company LLC Agreement, in each case as amended or restated, of the Company, (ii) conflict with or violate any Laws applicable to the Company or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except (i) as disclosed in Section 4.06(b) of the Company Disclosure Letter, (ii) for the filing and recordation of appropriate Acquisition documents as required by Delaware Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

4.07.         Financial Statements. The Company has delivered to HUWX its audited balance sheet as of the years ended December 31, 2015 and 2016 and its reviewed balance sheet as of June 30, 2017 and its audited statements of operations for the period from January 1, 2015 and 2016 through December 31, 2015 and 2016 and for the period from January 1, 2017 through June 30, 2017 (the “Company Financial Statements”). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Company Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein.

4.08.         Absence of Changes. Since June 30, 2015, except as described in Section 4.08 of the Company Disclosure Letter and this Agreement:

(a)          the Company has not entered into any transaction which was not in the ordinary course of business;

(b)          there has been no event or occurrence that would have a Company Material Adverse Effect;

(c)          there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the business or operations of the Company;

(d)          the Company has not declared, set aside or paid any dividend or made any distribution on its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

(e)          the Company has not increased the compensation of any of its officers, directors or agents, or the rate of pay of its employees as a group;

(f)          there has been no resignation or termination of employment of any key officer or employee of the Company, the Company does not have a present intention to terminate the employment of any of the foregoing, and the Company has no Knowledge of the impending resignation or termination of employment of any such officer or employee;

(g)          there has been no labor dispute involving the Company or its employees and none is pending or, to the Company’s Knowledge, threatened;

(h)          there has not been any change in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise;

(i)          there have not been any loans, advances or guarantees made by the Company to any of its employees, officers or directors; and

(j)          to the Company’s Knowledge, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of the Company.

4.09.         Liabilities/Solvency. The Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Company Financial Statements, (ii) liabilities and obligations which have been incurred subsequent to [June] 30, 2017in the ordinary course of business which have not been in the aggregate, materially adverse, (iii) liabilities and obligations under the lease for its principal lab, and (iv) liabilities and obligations under licensing, sales, procurement and other contracts and arrangements entered into in the normal course of business.  The Company is able to meet all of its payment obligations as they come due. The fair market value of the Company’s assets exceeds the fair market value of its obligations, whether contingent or otherwise.

4.10.         Title to Properties and Assets; Liens. The Company holds good and merchantable title to the Contributed Assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such properties or assets, and on the Closing Date, upon the issuance to the Company of the HUWX Common Stock, will have conveyed to HUWX, and HUWX shall have, good and merchantable title to the Contributed Assets, free and clear of all mortgages, liens, loans and encumbrances, except as disclosed herein. . With respect to the properties and assets it leases, the Company, and to the Company’s knowledge, the counterparty is in compliance with such leases and the Company holds a valid leasehold interest free of any liens, claims or encumbrances. The Company does not own any real property.

4.11.         Patents and Other Intangible Assets.

(a)          The Company owns or has the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such intellectual property rights. All of the patents, trademarks, service marks and copyrights that the Company owns or has the right or license to use are listed or described in Section 4.11 of the Company Disclosure Letter.

(b)          The Company has no actual knowledge, without any investigation, that the Company is infringing upon or misappropriating any valid intellectual property rights of any Person (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of the Company), including the right to the name “Promet”, and its web site address [www.promettherapeutics.com]. Without any special investigation for purposes of this Agreement, the Company, in its reasoned judgment, has determined that making, using or selling any products or methods set forth in Section 4.11 of the Company Disclosure Letter will not constitute an infringement or misappropriation by the Company of the kind described in the preceding sentence.

(c)          Except as set forth in Section 4.11 of the Company Disclosure Letter, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d)          The Term sheet dated ___________ as amended to date, between the Company and Concert Pharmaceuticals, Inc. is in full force and effect, and no default or event which with the lapse of time or the giving of notice would constitute a default, exists thereunder.

4.12.         Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company or its properties before any Governmental Entity. The Company is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Court or Governmental Entity.

4.13.         Employees. To the Company’s Knowledge, no employee of the Company is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. The Company is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which the Company is required to contribute on behalf of its employees. Schedule 4.13 of the Company Disclosure Letter contains a list of the name of each officer and each full-time employee of Company employed by the Company at the date hereof and such person’s position.  Since [June 30, 2017], except as set forth on Schedule 4.13 of the Company Disclosure Letter, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of Company.  The Company will use its commercially reasonable best efforts to induce all employees of Company to continue their respective employment following the Closing Date.  For each employee hired by Company after January 1, 2017, the Company has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in Company’s possession and shall be turned over to HUWX for each employee accepting employment with HUWX as of the Closing.  Company has not received any information that would lead it to believe that a material number of the employees of Company will or may cease to be employees of Company, or will refuse offers of employment from HUWX, because of the consummation of the Acquisition s to which it is a party.

4.14.         Certain Transactions. Except as set forth in Section 4.14 of the Company Disclosure Letter, the Company is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to the Company’s Knowledge, stockholders, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or entity with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own less than 1% of the stock of publicly traded companies which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.15.         Material Contracts and Obligations. Included in Section 4.15 of the Company Disclosure Letter is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties, specifically including those which provide for payments in any fiscal year to or by the Company in excess of $10,000, which obligate the Company to share, license or develop any product or technology, which purports to restrict or limit the ability of the Company from freely engaging in any line of business anywhere in the world or competing with any other Person, which provides for any joint venture or partnership involving the Company, or which involve transactions or proposed transactions between the Company and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by HUWX and its counsel. All of such agreements and contracts are valid, binding obligations of the Company and are in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. The Company has no Knowledge of any breach or anticipated breach by any other parties to any contract, agreement or instrument included in Section 4.15 of the Company Disclosure Letter.

4.16.         Private Placements. All securities issued by the Company prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, and the Company has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuance of any such securities.

4.17.         Brokers or Finders; Other Offers. Except as set forth in Section 4.17 of the Company Disclosure Letter the Company has not incurred and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.18.         Tax Return and Payments.

(a)

All tax returns and reports of or with respect to any Tax (“Tax Returns”) that are required to be filed by or with respect to the Company on or before the Effective Time have been or will be duly and timely filed,

(b)

all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, subject to Company’s right to amend such Tax Returns to correct any errors or oversights therein that would not have an adverse effect on HUWX,

(c)

all Taxes owed by the Company that are or have become due reflected on such returns and reports have been timely paid in full,

(d)

there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax,

(e)

there is no claim against the Company for Taxes due and payable, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company,

(f)

no claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction,

(g)

there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company,

(h)

the total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby,

(i)

the Company has not entered into any Tax allocation, sharing or indemnity agreement under which the Company could become liable to another Person as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax,

(j)

except for liens for current Taxes not yet due and payable, no liens for Taxes exist upon the assets of any of the Company, and

(k)

the Company has not entered into any agreement or arrangement with any Taxing authority that requires the Company to take any action or to refrain from taking any action.

(l)

the Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws).

(m)

the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any Governmental Entity proposed in writing any such adjustment or change of accounting method).

(n)

no audits are presently pending with regard to any Taxes or Tax Returns of the Company and a list of all Audits commenced or completed with respect to the Company with respect to taxable periods ending after December 31, 2013 is set forth in Section 4.18 of the Company Disclosure Letter.  No written notification has been received by the Company that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Tax Return filed by or with respect to the Company.

(o)

All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(p)

There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(q)

No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(r)

the Company is not a party to any agreement, plan, contract or arrangement (whether oral or in writing) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(s)

All transactions that could give rise to an understatement of the federal income tax liability of the Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(t)

the Company is not and has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(u)

Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Buyer true, correct and complete copies of the United States federal income Tax Return and any material state, local or foreign Tax Return for the Company for any jurisdiction for each of the taxable periods ended December 31, 2010 through December 31, 2012.

(v)

The net operating loss and credit carryovers, if any, available to the Company, and their expiration dates, are set forth in the Disclosure Schedule.

(w)

the Company has delivered or made available to Buyer complete and accurate copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to United States Taxes due from the Company, and (ii) all closing agreements entered into by the Company with any Taxing Authority existing on the date hereof.

(x)

No taxing authority is asserting or, to the Company's knowledge, threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision Law.

(y)

the Company has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(z)

the Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 1.6011-4 of the Code.

 4.19.         Environmental and Safety Laws. The Company is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a Company Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

4.20.         Compliance with Laws; Permits. To the Company’s Knowledge, the Company is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a Company Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Company Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.21.

Absence of Certain Events. To Company’s knowledge, and except as may be otherwise disclosed on Schedule 4.21 or by another written attachment hereto, no executive officer, director or managing member or an officer of equivalent rank of the Company has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

4.22.

Certain Payments. Except as otherwise disclosed herein or in Schedule 4.22 annexed hereto, to Company’s knowledge, neither Company nor any of its officers, employees or agents, nor any other person acting on behalf of Company, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Company’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Company Material Adverse Effect on Company or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Company to material suit or penalty in any action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HUWX

HUWX hereby represents and warrants to the Company that:

5.01.         Organization and Standing. HUWX is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. HUWX has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. HUWX is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a HUWX Material Adverse Effect.

5.02.         Charter and Bylaws. HUWX has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended or restated. HUWX is not in violation of any of the provisions of its Certificate of Incorporation or any material provision of its Bylaws.

5.03.         Corporate Power. HUWX have, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. HUWX has, and will have at the Closing Date, all requisite legal and corporate power and authority to issue the Acquisition Shares and pay the other Acquisition Consideration hereunder.

5.04.         Capitalization.

(a)          The authorized capital of HUWX as of the Effective Time will consist of:

(i)           350,000,000 shares of HUWX Common Stock, 24,690,790  shares of which will be issued and outstanding, excluding HUWX Common Stock representing the Acquisition Consideration and 10,000,000shares of “blank check” preferred stock of which no shares will be issued and outstanding as of the Effective Time.

(ii)         HUWX has reserved no shares of HUWX Common Stock for issuance to officers, directors, employees, consultants and advisors of HUWX pursuant to the HUWX Stock Plan.

(b)          Except as described in this Section 5.04 or in Section 5.04(b) of the HUWX Disclosure Letter, as of the date of this Agreement, no shares of capital stock or other equity securities of HUWX are issued or outstanding or reserved for any purpose. Each of the outstanding shares of capital stock of HUWX as of the date hereof is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of HUWX, or any agreement to which HUWX is a party or bound. Except as set forth on Schedule 5.04 of the HUWX Disclosure Letter, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating HUWX to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of HUWX. Notwithstanding anything of the foregoing, prior to the Closing, all of the existing debt of HUWX, in the approximate amount of $2,482,263, shall have been converted into 12,953,902 shares of common stock of HUWX (the “HUWX Note Conversion”). At or prior to the Closing any accrued, but unpaid dividends payable to holders of outstanding shares of HUWX Preferred Stock shall have been  paid in kind or otherwise satisfied and the 178,924 shares of Series D HUWX Preferred Stock currently outstanding , shall convert into 719,500 shares of common stock of HUWX (the “HUWX Preferred Stock Conversion”). After giving effect to the HUWX Note Conversion and HUWX Preferred Stock Conversion, HUWX shall be deemed to have 24,690,790 shares of common stock issued and outstanding at the Closing (the "Pre-Acquisition Total").At the Effective Time giving effect to the Pre-Acquisition Total and the Acquisition Consideration an aggregate of 246, 907,902 shares of common stock shall be issued and outstanding. The percentages set forth herein are calculated prior to giving effect to the Sale of HUWX’s Assets and the Placement (each as defined below).

(c)          Except as set forth in Section 5.04(a)(ii) above or in Section 5.04(c) of the HUWX Disclosure Letter, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which HUWX is a party relating to the issued or unissued capital stock or other equity interests of HUWX or obligating HUWX to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of HUWX, by sale, lease, license or otherwise. Except as set forth in Section 5.04(c) of the HUWX Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings to which HUWX is a party or by which HUWX is bound with respect to the voting of any shares of capital stock or equity interests of HUWX. HUWX has agreed to issue certain convertible promissory notes as set forth in Section 5.04(c) of the HUWX Disclosure Letter.

5.05.         Authorization. All corporate action on the part of HUWX, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, issuance and delivery of the Acquisition Shares and the performance of all of HUWX’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of HUWX, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Acquisition Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in HUWX’s charter and the Acquisition Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of HUWX; provided, however, that the Acquisition Shares will be subject to restrictions on transfer under state and/or federal securities laws. The issuance of the Acquisition Shares is not subject to any preemptive rights or rights of first refusal.

5.06.         No Conflict; Required Filings and Consents.

(a)          Assuming that the Approvals, filings and notifications described in Section 5.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by HUWX does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of HUWX, (ii) conflict with or violate any Laws applicable to HUWX or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of HUWX pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HUWX is a party or by or to which HUWX or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a HUWX Material Adverse Effect.

(b)          The execution and delivery of this Agreement by HUWX does not, and the consummation of the transactions contemplated hereby will not, require HUWX to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except (i) as disclosed in Section 5.06(b) of the HUWX Disclosure Letter, (ii) for applicable requirements, if any, of the Securities Act, “blue sky” Laws and the filing and recordation of appropriate Acquisition documents as required by Delaware Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not have a HUWX Material Adverse Effect.

5.07.         SEC Reports and Financial Statements.  HUWX delivered to Company prior to the execution of this Agreement by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by HUWX or any of its Subsidiaries with the SEC for the two fiscal years ended December 31, 2015 and December 31, 2016 and shall have delivered to the Company prior to the Effective Time the quarterly reports due for the six months ended June 30,2017 (as such documents have since the time of their filing been amended or supplemented, the “HUWX SEC Reports”), which are all the documents (other than preliminary material) that HUWX and its Subsidiaries were required to file with the SEC since the dates hereinabove set forth. As of their respective dates, the HUWX SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the HUWX SEC Reports (the “HUWX Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to HUWX and its Subsidiaries taken as a whole) the consolidated financial position of HUWX and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of HUWX is treated as a consolidated Subsidiary of HUWX in the HUWX Financial Statements for all periods covered thereby.

5.08.         Title to Properties and Assets; Liens. HUWX owns its properties and assets, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair HUWX’s ownership or use of such properties or assets. With respect to the properties and assets it leases, HUWX, and to HUWX’s Knowledge, the counterparty is in compliance with such leases and HUWX holds a valid leasehold interest free of any liens, claims or encumbrances.

5.09.         Patents and Other Intangible Assets.

(a)          HUWX owns or has the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair HUWX’s ownership or use of such intellectual property rights. All of the material patents, trademarks, service marks and copyrights that HUWX owns or has the right or license to use are listed or described in Section 5.09 of the HUWX Disclosure Letter.

(b)          Except as set forth in Section 5.09 of the HUWX Disclosure Letter, HUWX has no actual knowledge, without any investigation, that HUWX is infringing upon or misappropriating any valid intellectual property rights of any Person or entity (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of HUWX). Without any special investigation for purposes of this Agreement, HUWX, in its reasoned judgment, has determined that making, using or selling any products or methods set forth in Section 5.09 of the HUWX Disclosure Letter will not constitute an infringement or misappropriation by HUWX of the kind described in the preceding sentence.

(c)          Except as set forth in Section 5.09 of the HUWX Disclosure Letter, HUWX is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d)          HUWX has obtained from all employees and consultants of HUWX an invention assignment and confidentiality agreement (or substantially similar agreement), copies of which were previously made available to the Company.

5.10.         Litigation. There are no actions, suits, proceedings or investigations pending or, to HUWX’s Knowledge, threatened against HUWX or its properties before any Governmental Entity. HUWX is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to HUWX’s Knowledge, continuing investigation by, any Court or Governmental Entity.

5.11.         Employees. To HUWX’s Knowledge, no employee of HUWX is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with HUWX or any other party because of the nature of the business conducted or to be conducted by HUWX. HUWX is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which HUWX is required to contribute on behalf of its employees.

5.12.         Certain Transactions. Except as set forth in Section 5.12 of the HUWX Disclosure Letter, HUWX is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to HUWX’s Knowledge, stockholders, or any members of their immediate families, are indebted to HUWX or have any direct or indirect ownership interest in any firm, corporation or entity with which HUWX is affiliated or with which HUWX has a business relationship, or any firm or corporation which competes with HUWX except that officers, directors and/or stockholders of HUWX may own less than 1% of the stock of publicly traded companies which may compete with HUWX. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with HUWX. HUWX is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5.13.         Private Placement. All securities issued by HUWX prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, or issued in transactions that resulted in the securities being registered under the Securities Act and HUWX has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuances of any such securities.

5.14.         Brokers or Finders; Other Offers. Except as may be set forth on Section 5.14 of the HUWX Disclosure Letter HUWX has not incurred and will not incur, directly or indirectly, as a result of any action taken by HUWX, any liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement.

5.15.         Environmental and Safety Laws. HUWX is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a HUWX Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

5.16.         Compliance with Laws; Permits. HUWX is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a HUWX Material Adverse Effect. HUWX has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a HUWX Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. HUWX is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.17.         Specific Tax Representations.

(a)          HUWX has no plan or intention to reacquire any of the HUWX Common Stock to be issued under or in connection with the Transactions;

(b)          HUWX has no plans or intentions to sell or otherwise dispose of any of the assets of the Company, except for dispositions made in the ordinary course of business or as otherwise disclosed to the Company in connection with a proposed disposition of certain intellectual property associated with the prior operations of HUWX;

(c)         Following the transactions contemplated by this Agreement, HUWX will use all of the assets of the Company in the business of HUWX;

(d)          HUWX does not own directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any Membership Units or other equity of the Company;

(e)          HUWX is not an investment company within the meaning of section 351(e) of the Code;

(f)          The HUWX Common Stock to be issued in the transactions contemplated by the Agreement has the current right to vote in the election of corporate directors of HUWX.

(g)          Other than the cash to be issued in lieu of fractional shares under Section 3.02(c) of this Agreement, the only consideration to be issued in exchange for the Contributed Assets of the Company on the Closing Date will be HUWX Common Stock;

(h)          HUWX currently is and as of the Closing Date will be classified as a corporation for U.S Federal income tax purposes;

(i)          HUWX will pay its own expenses, if any, incurred in connection with the Acquisition.

ARTICLE VI

COVENANTS

6.01.         Affirmative Covenants of HUWX and the Company. Each of HUWX and the Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will:

(a)          operate its business in all material respects in the usual and ordinary course consistent with past practices;

(b)          use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers;

(c)          maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

(d)          with respect to the Company, use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

6.02.         Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by HUWX, from the date of this Agreement until the Effective Time, the Company will not do any of the foregoing:

(a)            (i) increase the compensation payable to or to become payable to any director, officer or employee; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) amend, or take any other actions with respect to, any employee benefit plan or the Company Stock Plan, except as expressly contemplated by or stated within this Agreement;

(b)          declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of the Company;

(c)          (i) except as expressly contemplated in this Agreement, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other equity interests or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

(d)          (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any units or shares of any class of its capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such units, shares or interests, or any rights, warrants or options to acquire any such units, shares or interests; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to optionally accelerate the exercisability of any such rights, options or warrants;

(e)          acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other Person or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

(f)          sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

(g)          release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of HUWX;

                             (h)          adopt or propose to adopt any amendments to its operating agreement or certificate of formation;   change any of its methods of accounting in effect at September 30, 2015, except as required by Law or GAAP, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(i)          incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, other than such obligations that are owed to HUWX from time to time;

(j)          enter into any arrangement, agreement or contract with any third Person which provides for an exclusive arrangement with that third Person or is substantially more restrictive on Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

(k)          enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any contract, arrangement or agreement to which the Company is a party;

(l)          take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

(m)         enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder of the Company or with any affiliate or associate of any of the foregoing;

(n)          pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than pursuant to mandatory terms of any contract in effect on the date hereof, involving payments by the Company in excess of $1,000 individually or in the aggregate;

(o)          make any loans, advances or capital contributions to, or investments in any Person;

(p)          enter into any new line of business;

(q)          make any capital expenditures in excess of $1,000 individually or in the aggregate; or

(r)          agree in writing or otherwise to do any of the foregoing.

6.03.         Negative Covenants of HUWX. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, HUWX will not do any of the following:

(a)      declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of HUWX;

(b)          sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

(c)          take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

(d)          undertake any action or make any election that would deprive the ability of the Acquisition to qualify as a tax-free contribution of property to the Company pursuant to the provisions of section 351 of the Code, or

(e)          agree in writing or otherwise to do any of the foregoing.

6.04.         No Solicitation.

(a)

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Company agrees that it will not, and will not authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries regarding or the making or implementation of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any information or data to, any Person relating to or that may reasonably be expected to lead to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding contemplating or relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Acquisition or any other transactions contemplated by this Agreement.

(b)             From and after the date of this Agreement, the Company shall as promptly as possible after receipt (and in any event within 24 hours) notify HUWX in writing of any inquiries, proposals or offers, or any discussions or negotiations sought to be initiated or continued with, it or its Representatives relating to, constituting or which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company contemplating, relating to or which could reasonably be expected to lead to any Acquisition Proposal. Such notice will include the name of such Person and the material terms and conditions of any proposal, inquiry, offer or request, and the Company will as soon as possible provide such other details of the Acquisition Proposal, inquiry, offer or request as HUWX may reasonably request. The Company will keep HUWX fully informed on a prompt basis (and in any event within 24 hours) of the status and terms, including any material changes or adjustments made to or proposed to be made to the terms, of any such inquiry, proposal, offer or request. If the Company or its Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted, as contemplated under Section 6.04(b), to provide such Person with information, the Company will provide to HUWX a copy of the confidentiality agreement with such Person promptly upon its execution and provide to HUWX a list of, and copies of, the information provided to such Person concurrently with delivery to such Person and immediately provide HUWX with access to all information to which such Person was provided access.

(c)          The Company will immediately cease and cause to be terminated all existing activities, discussions or negotiations by it and the other Persons referred to in Section 6.04(a) with any Person other than HUWX conducted heretofore with respect to any Acquisition Proposal. The Company also agrees, if it has not already done so, to promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries and take commercially reasonable actions necessary to enforce the provisions of any continuing confidentiality, standstill or similar agreement. The Company will take such action as is necessary to inform promptly the Persons referred to in Section 6.04(a) of the provisions of this Section 6.04 and will be responsible for any breach of this Section 6.04 by such Persons.

6.05.         Notices of Certain Events; Consultation.

(a)          The Company shall as promptly as reasonably practicable notify HUWX of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)          HUWX shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which HUWX has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which HUWX has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

6.06.       No Reverse Split. Except as contemplated by the parties in connection with the Acquisition, the Operating Company and HUWX following the Acquisition shall  effect the Reverse Split but shall not allow or effect any other reverse split or combination of securities of HUWX for period of not less than twelve months following the Effective Time.

6.07.         Access and Information.

(a)          Each of HUWX and the Company shall (i) afford to the other party and such other party’s Representatives reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

(b)          Notwithstanding the foregoing provisions of this Section 6.07, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

(c)          The information received pursuant to Section 6.07(a) that is non-public shall be deemed to be confidential information for purposes of this Agreement.

6.08.      Lock-up Agreement by the Company. Indirect beneficial owners of HUWX Common Stock identified by HUWX, including officers and directors of the Company (and after the Closing, officers of the Operating Company and Directors of HUWX) shall have delivered at Closing a signed agreement with HUWX whereby they agree to lock up shares of HUWX common stock owned by the Company, a total of [              ] shares of the Acquisition Shares, for a period of not less than 365 days commencing from the date of closing of the Placement and subject to leak-out and release provisions to be delivered at Closing..

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01.         Meetings of Stockholders.

(a)          As promptly as practicable after the execution of this Agreement, HUWX and the Company shall prepare an information statement (the “Information Statement”) containing such information regarding the Acquisition, the transactions contemplated by this Agreement and the issuance of the Acquisition Shares as necessary to satisfy the requirements of Rule 502 of Regulation D under the Securities Act. The information supplied by the Company and HUWX for inclusion in the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or HUWX, or any of their respective officers or directors, should be discovered by the Company or HUWX that should be set forth in a supplement to the Information Statement, the Company or HUWX, as the case may be, shall promptly inform the other party thereof in writing.

(b)          The Company will, as promptly as possible have taken all actions necessary in accordance with state and federal securities Laws, Delaware Law and its Certificate of Formation and Company LLC Agreement to either (i) call, give notice of, convene and hold a meeting of the Company’s Unitholders to be held on the earliest possible date or (ii) prepare and distribute a written consent of Unitholders in lieu of a meeting of the Company’s Unitholders, in either case to consider and vote on approval of this Agreement and the Acquisition (the “Company Unitholders’ Meeting”), and the Company will consult with HUWX in connection therewith. Subject to Section 7.01(b), the Board of Directors of the Company will recommend to the Unitholders of the Company the approval of this Agreement and the Acquisition and the Company will use its reasonable best efforts to solicit from the Unitholders of the Company proxies or consents in favor of the approval of this Agreement and the Acquisition and to secure the Required Company Vote. The Company will, in connection with the delivery of notice of the Company Unitholders’ Meeting, deliver the Information Statement to its Unitholders entitled to notice of and to vote at the Company Unitholders’ Meeting. Subject to the foregoing and Sections 7.01(c), as applicable, the Information Statement shall include the recommendation of the Company’s Board of Directors in favor of approval of the Acquisition and adoption and approval of this Agreement and the recommendation of HUWX’s Board of Directors in favor of approval of the Acquisition and adoption and approval of this Agreement and the issuance of the Acquisition Shares pursuant to the Acquisition.

(c)        Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Unitholders’ Meeting will not be limited or otherwise effected by any Change of Recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the immediately preceding sentence will not be effected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or interest in an Acquisition Proposal or any Change of Recommendation. The Company’s Board of Directors will not, in connection with any Change of Recommendation, take any action to withdraw the approval of the Board of Directors of the Company of this Agreement or the Acquisition.

7.02.         Appropriate Action; Consents; Filings.

(a)          The Company and HUWX shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by the Company or HUWX in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Acquisition, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition, required under (A) the Securities Act and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided that the Company and HUWX shall cooperate with each other in connection with the making of all such filings and submissions. Each of the Company and HUWX, upon request, shall furnish to the other and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)          The Company and HUWX agree to cooperate with respect to and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Court or other Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by this Agreement.

(c)(i)         Each of the Company and HUWX shall give any notices to third Persons, and use their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Company Material Adverse Effect or a HUWX Material Adverse Effect from occurring after the Effective Time.

(ii)         In the event that any party shall fail to obtain any third Person consent described in subsection (c)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and HUWX and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(d)          Nothing in this Agreement shall require HUWX to agree to, or permit the Company to agree to, the imposition of conditions, the payment of any amounts or any requirement of divestiture to obtain any Approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a Company Material Adverse Effect or a HUWX Material Adverse Effect.

(e)          Each of the Company and HUWX shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Court or Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it, or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, “material litigation” means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Company Disclosure Letter pursuant to Section 7.02 of the HUWX Disclosure Letter pursuant to Section 5.10, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to the Company might reasonably be expected to exceed $50,000 over the life of the matter.

7.03.         Tax Treatment. The parties hereto intend that the Acquisition shall qualify as a tax-free contribution of property solely for shares within the meaning of Section 351(a) of the Code and that this Agreement shall accordingly constitute an asset contribution agreement for the purposes of Section 351 of the Code and the Treasury Regulations promulgated thereunder. Each party hereto shall use its reasonable best efforts to cause the Acquisition to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions that could prevent the Acquisition from qualifying, as a tax-free contribution of property to HUWX under the provisions of Section 351(a) of the Code.

7.04.         Public Announcements. HUWX shall be responsible for issuing any press release or otherwise making any public statements with respect to the Acquisition.

7.05.         Employees. HUWX shall have the right, but not the obligation, to make offers of employment and enter into employment or consulting arrangements with any employee or consultant of the Company. Any such employment or consulting arrangement shall be effective at the Effective Time. HUWX is also expressly authorized to offer awards under the HUWX Stock Plan to officers, directors, employees, agent and consultants of the Company in HUWX’s sole and absolute discretion.

7.06.         Indemnification.

(a)

Indemnity Agreement of Company.  Subject to the provisions and limitations of this Section 7.06, the Company, for itself, its successors and assigns, agrees to indemnify and hold harmless each of HUWX and Sub and its or their respective officers, directors, representatives, and agents from and against:

(i)

Failure to Perform Obligations.  Any Event of Loss or Loss (each as defined below) arising as a result of Company’s failure to perform or discharge any of its duties or obligations to be performed by Company hereunder prior to the Closing Date; and

(ii)

Breach of Representations, Warranties or Covenants.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Company set forth in this Agreement.

(b)

Indemnity Agreement of HUWX and Sub.  Subject to the provisions and limitations of this Section 7.06, each of HUWX and Sub, for itself, its successors and assigns, agrees to indemnify and save harmless Company from and against:

(i)

Failure to Perform Obligations.  Any Event of Loss or Loss arising as a result of HUWX’s or Sub’s failure to discharge or perform any duties or obligations to be performed by HUWX or Sub hereunder prior to the Closing Date; and

(ii)

Breach of Representations, Warranties or Covenants.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of HUWX or Sub set forth in this Agreement.

(c)

Definition of “Loss”.  Any party to this Agreement against whom or which indemnification may be sought pursuant to this Section 7.06 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 7.06 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 7.06, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

(d)

Insurance Proceeds Received After Indemnification.  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 7.06 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 7.06; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

(e)

Deductible Amount and Time Period.  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 7.06 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 7.06 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 7.06) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 7.06 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within six years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

(f)

Defense of Claims.  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 7.06.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 7.06 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice, as above provided, of a loss, damage, cost or expense claimed to be indemnifiable hereunder, to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim, shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 7.06 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, HUWX shall have control of any action arising from a tax claim to the extent such claim is reflected on HUWX’s tax returns.

(g)

Payment of Loss; Subrogation.  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 7.06.  The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

(h)

Notice of Event of Loss.  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

(i)

Indemnification by John P. McGrain. Supplemental to the foregoing, John P. McGrain shall indemnify and hold the post-Closing HUWX harmless from all liabilities, causes of action and claims that exceed $25,000 arising out of the operations of HUWX since its formation through the Closing, (the “McGrain Indemnification”). The amount of the McGrain Indemnification (i) shall not exceed $500,000 in the aggregate, and (ii) will lapse and be no longer effective on the earlier of (a) 180 days following the Closing or (b) the completion of the underwritten public offering of the securities of the post-Acquisition HUWX. In the event HUWX’s pre-Closing assets are sold post-Closing, or if they are sold pre-closing but are not given effect to permit HUWX a greater post-Closing percentage and additional shares in the Transaction then before seeking indemnification for any loss from John P. McGrain pursuant to this Section 7.06, HUWX shall first credit and offset against any such claim the proceeds received by HUWX from the sale of HUWX’s pre-Closing assets.

 ARTICLE VIII

CONDITIONS

8.01.         Conditions to Obligations of Each Party. The respective obligations of each party to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Acquisition or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Acquisition or the other transactions contemplated hereby.

(b)          Government Consents. The applicable waiting period under any Approvals of any Governmental Entity the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a Company Material Adverse Effect or a HUWX Material Adverse Effect after the Effective Time, shall have been obtained.

8.02.         Additional Conditions to Obligations of HUWX. The obligations of HUWX to effect the Acquisition and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any Company Material Adverse Effect or other materiality qualifications), except for the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04 and 4.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the representations and warranties of the Company set forth in Sections 4.01, 4.02, 4.03, 4.04 and 4.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d)          Compliance Certificate. HUWX shall have received a certificate of the Chief Executive Officer of the Company, dated the Closing Date, confirming that the conditions in Sections 8.02(a), (b) and (c) have been satisfied.

(e)          No Pending Action. There shall not be any action taken, any Law, Regulation or order enacted (whether temporary, preliminary or permanent), issued, promulgated, enforced, entered or deemed applicable by any Governmental Entity or pending or threatened any Action by any Governmental Entity or other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Acquisition, (ii) seeking to obtain material damages in connection with the transactions contemplated by this Agreement or (iii) imposing any condition or restriction that in the judgment of HUWX, acting reasonably, would be materially burdensome to the future operations or business of HUWX or the Operating Company after the Effective Time.

(f)          Consent, Waiver and Investment Agreement. Company Unitholders representing the Required Company Vote shall have executed and delivered a Consent, Waiver and Investment Agreement in form and substance satisfactory to the Company and HUWX.

(g)          Unitholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the Required Company Vote.

8.03.         Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Acquisition and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of HUWX contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any HUWX Material Adverse Effect or other materiality qualification), except for the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a HUWX Material Adverse Effect. Each of the representations and warranties of HUWX set forth in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b)          Agreements and Covenants. HUWX shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          No Material Adverse Effect. No HUWX Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d)          Compliance Certificate. The Company shall have received a certificate of the President of HUWX, dated the Closing Date, confirming that the conditions in Sections 8.03(a), (b) and (c) have been satisfied.

(e)          Stockholder Approval. This Agreement and the Acquisition shall have been approved and adopted by stockholders of HUWX.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01.         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or HUWX of the Acquisition:

(a)          by mutual written consent of the Company and HUWX;

(b)          by HUWX, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case only if the conditions set forth in Section 8.02(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by HUWX of written notice of such breach or untruth from the Company or receipt by the Company of written notice of such breach or untruth from HUWX;

(c)          by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of HUWX set forth in this Agreement, or if any representation or warranty of HUWX shall have become untrue, in either case only if the conditions set forth in Section 8.03(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by the Company of written notice of such breach or untruth from HUWX or receipt by HUWX of written notice of such breach or untruth from the Company;

(d)          by either HUWX or the Company, if there shall be any Law, order, injunction or decree which is final and non-appealable preventing the consummation of the Acquisition;

(e)          by either HUWX or the Company, if the Acquisition shall not have been consummated before the 45th day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure or whose affiliates’ failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Acquisition to occur on or before such date;

(f)          by either HUWX or the Company if this Agreement and the Acquisition shall not be adopted and approved by the Required Company Vote;

(g)          by either HUWX or the Company if this Agreement and the Acquisition shall not be adopted and approved by the requisite vote of the stockholders of HUWX;

(h)          by HUWX, if the Board of Directors of the Company (A) shall fail to recommend or shall withdraw, modify or change in any manner adverse to HUWX its approval or recommendation of this Agreement and the Acquisition, (B) shall approve, recommend or publicly announce its intention to enter into any Acquisition Proposal, (C) shall have breached any of its obligations under Section 6.04, (D) shall fail to reaffirm its approval or recommendation of this Agreement and the Acquisition as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from HUWX, (E) shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a Person unaffiliated with HUWX within ten business days after such tender or exchange offer is first published, sent or given, (F) shall exempt any Person other than HUWX from the ability to acquire or vote shares or (G) shall resolve to take any of the actions specified in clause (A), (B) or (F) of this Section 9.01(h); or

(i)          by the Company, if the Board of Directors of the Company shall have made a Change of Recommendation in accordance with Section 7.01(b).

9.02.         Effect of Termination. Except as provided in Section 9.05 or Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of HUWX or the Company or their respective officers, directors, or stockholders and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any willful breach of such party’s representations or warranties contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

9.03.         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Acquisition by the Unitholders of the Company, no amendment, which under applicable Law may not be made without the approval of the Unitholders of the Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.04.         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.05.         Fees, Expenses and Other Payments. Except as provided in Section 9.02 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such expenses whether or not the Acquisition is consummated.

ARTICLE X

GENERAL PROVISIONS

10.01.         Effectiveness of Representations, Warranties and Agreements.

(a)          Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

(b)          The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX. This Section 10.01(b) shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

10.02.         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the e-mail address specified below:

If to HUWX, to:

Heatwurx Inc.

530 South Lake Avenue, Suite 615

Pasadena, California 91101

Attention: John P. McGrain

E-mail:

with a copy to (which copy shall not constitute notice hereunder):

Law offices of Aaron A. Grunfeld

11111  Santa Monica Boulevard

Suite 1840

Attention: Aaron A. Grunfeld

Email: agrunfeld@grunfeldlaw.com

If to Company:

Promet Therapeutics, LLC.

7380 Coca Cola Drive

Hanover, Maryland 21076

Attention: David Young Ph.D.

E-mail: David.Young@promettherapeutics.com

With a copy (which copy shall not constitute notice) to:

Matheau J. W. Stout, Esq.

Attorney At Law

400 East Pratt Street

8th Floor

Baltimore, Maryland 21202

E-mail: mstout@otclawyers.com

10.03.         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

10.04.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.05.         Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Letter and the HUWX Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. The Company agrees that nothing contained in this Agreement, or the transactions contemplated hereby or thereby, shall be deemed to violate the Confidentiality Agreement.

10.06.         Assignment. This Agreement shall not be assigned by any party prior to the Effective Time by operation of Law or otherwise.

10.07.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.08.         Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Acquisition, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

10.09.         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

10.10.         Governing Law; Consent Jurisdiction; Venue.

(a)          This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

(b)          Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)          Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Acquisition, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.10 shall affect the right of any party hereto to service legal process in any other manner permitted by Law.

10.11.         Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.12.         Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

*     *     *    *    *

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEATWURX, INC.

By:	/s/ John P. McGrain
Name: John P. McGrain
Title: Interim President and Chief Executive Officer

PROMET THERAPEUTICS LLC

By:	/s/ David Young
Name: David Young
Title: Chief Executive Officer

PROCESSA THERAPEUTICS, LLC

By:	/s/ David Young
Name: David Young
Title: David Young

SIGNATURE PAGE TO ACQUISITION AGREEMENT

EXHIBIT A

Definitions

“Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Acquisition): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving the Company, (b) any acquisition of any business that constitutes 25% or more of the Company’s net revenues, net income or stockholders’ equity, or assets representing 25% of the book value of the assets of the Company (or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in each case in a single transaction or a series of related transactions, (c) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the capital stock of the Company, or (d) any public announcement of an intention to, do any of the foregoing;

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

“Approvals” means any consent, license, permit, approval, waiver, authorization or order;

“Beneficial Owner” a person shall be deemed a “beneficial owner” of or to have “beneficial ownership” of capital stock in accordance with the interpretation of the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, capital stock that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

“Business day” means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed;

“Certificates” shall have the meaning set forth in Section 3.01(e);

“Change of Recommendation” shall have the meaning set forth in Section 7.01(c);

“Change of Recommendation Notice Date” shall have the meaning set forth in Section 7.01(c);

“Claim” shall have the meaning set forth in Section 7.08;

“Closing” shall have the meaning set forth in Section 2.02;

“Closing Date” shall have the meaning set forth in Section 2.02;

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Company Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to HUWX prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies exceptions to the Company’s representations and warranties contained in Article IV by specific Section and subsection references;

“Company Financial Statements” shall have the meaning set forth in Section 4.07;

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company or could prevent or materially delay or impair the Company’s ability to perform its obligations under this Agreement;

“Company Unitholders” or “Unitholders” means the holders of the Common Units of the Company;

“Company Unitholders’ Meeting” shall have the meaning set forth in Section 7.01(b);

“Contributed Assets” shall have the meaning set forth in the Preamble..

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice;

“Delaware Law” shall mean the General Corporation Law of the State of Delaware;

“Effective Time” shall have the meaning set forth in Section 2.02;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the Regulations promulgated thereunder;

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder;

“Existing IP Assets” shall have the meaning set forth in Section 3.04(a).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time;

“Governmental Entity” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers;

“Indemnified Parties” shall have the meaning set forth in Section 7.08;

“Information Statement” shall have the meaning set forth in Section 7.01(a);

“Knowledge” means the actual knowledge of any officer or director of a Person after reasonable inquiry of the management personnel employed by such Person;

“Law” shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction;

“Acquisition” shall have the meaning set forth in Section 2.01;

“Acquisition Consideration” shall have the meaning set forth in Section 3.01(d);

“Acquisition Shares” shall have the meaning set forth in Section 3.01(d);

“HUWX Audited Financial Statements” shall have the meaning set forth in Section 5.07;

“HUWX Common Stock” shall mean the common stock, par value $0.001 per share, of HUWX;

“HUWX Disclosure Letter” shall mean a letter of even date herewith delivered by HUWX to the Company prior to the execution of the Agreement and certified by a duly authorized officer of HUWX, which identifies exceptions to HUWX’s representations and warranties contained in Article V by specific Section and subsection references;

“HUWX Financial Statements” shall have the meaning set forth in Section 5.07;

“HUWX Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of HUWX, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of HUWX or could prevent or materially delay or impair HUWX’s ability to perform its obligations under this Agreement;

“HUWX Options” shall have the meaning set forth in Section 5.04(a)(iii);

“HUWX Stock Plan” shall mean the Long-Term Incentive Plan previously adopted by the Board of Directors and approved by HUWX’s stockholders as currently in effect;

“HUWX Stockholders’ Meeting” shall have the meaning set forth in Section 7.01(e);

“HUWX Unaudited Financial Statements” shall have the meaning set forth in Section 5.07;

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

“Plan” shall mean the agreement for the contribution of assets to HUWX adopted by HUWX prior to the date of this Agreement under which the Company plans to transfer property to HUWX pursuant to a tax-free capital contribution under the provisions of Section 351 of the Code under this Agreement, solely in exchange for HUWX Common Stock except to the extent cash is issued by HUWX to compensate the Company for fractional units payable to such Unitholders.

“Regulation” shall mean any rule or regulation of any Governmental Entity having the effect of Law or of any rule or regulation of any self-regulatory organization;

“Representatives” shall have the meaning set forth in Section 6.04;

 “Required Company Vote” shall mean the (i) affirmative vote of the holders of at least a majority of the issued and outstanding Series A Preferred Units and Common Units, voting together, to approve this Agreement and the Acquisition, and (ii) the affirmative vote of the holders of a majority of the issued and outstanding Series A Preferred Units, voting together as a separate class.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder;

“subsidiary” or “subsidiaries” of any Person, means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries or by such party and any one or more of its respective subsidiaries;

“Operating Company” shall have the meaning set forth in Section 2.01;

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (A) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (B) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (C) interest, penalties and additions to Tax imposed with respect thereto;

“Tax Items” shall have the meaning set forth in Section 4.19; and

“Tax Returns” shall have the meaning set forth in Section 4.19.

 “Units” shall collectively mean the Common Units and any other outstanding Units of the Company.